EXHIBIT 99.1

NTS, INC. TO BE ACQUIRED FOR $2.00 PER SHARE BY TOWER THREE PARTNERS LLC

Lubbock, TX – October 21, 2013 – NTS, Inc. (NYSE MKT/TASE: NTS) (“NTS” or “the Company”), a leading regional provider of integrated communications, announces that it has entered into a definitive merger agreement with affiliates of private equity firm Tower Three Partners LLC (“Tower Three”).  Upon completion of the transaction, NTS will be a privately held company.

Under the terms of the merger agreement, an affiliate of Tower Three will acquire all outstanding shares of NTS common stock (other than certain shares held by Guy Nissenson, the Company’s Chairman, President and CEO) for $2.00 per share in cash.

A Special Committee of the NTS Board of Directors, comprised of three independent directors (Jeffrey E. Eberwein, Don Carlos Bell III and Richard K. Coleman, Jr.), and advised by an independent legal advisor, negotiated the transaction and recommended it to the full NTS Board of Directors.  The full NTS Board of Directors, other than Guy Nissenson, who abstained from voting, unanimously approved the merger agreement. The purchase price represents a premium of 27% over NTS’ closing share price on October 18, 2013 and a premium of 24% over NTS’ average closing share price for the 30 trading days ending on October 18, 2013.

Guy Nissenson, Chairman, President and CEO of NTS commented, “This is great news for the Company, our shareholders, and our customers.  For the past five years, we have focused on the successful roll out of our state-of-the-art fiber network in secondary markets in Texas and Louisiana.  This transaction is a testament to the hard work and dedication of our employees.”

“We believe that Tower Three has the financial resources and expertise to further accelerate NTS’ profitable growth through network expansion and improved service offerings.”

Independent Director and Chairman of the NTS Special Committee, Jeffrey Eberwein commented, “Throughout this process, the Special Committee and the Board have been steadfastly committed to maximizing shareholder value and we believe this transaction appropriately recognizes the value of NTS’ business and provides our stockholders with a meaningful cash premium based on the current stock price.”

Bill Forrest, Founder of Tower Three, further stated, “NTS is positioned to be the market leader in the geographies it serves, and it is at a transition point in its evolution.  Tower Three is well-suited and eager to help accelerate this transition and further fuel NTS’ growth trajectory.”

Michael Nold, Managing Director of Tower Three said, “Fiber-based, broadband communications is enabling the highest-value convergence of voice, video, and data for all end-users. With its differentiated fiber network in underserved markets, NTS has emerged as a regional leader. Tower Three is committed to helping NTS accelerate growth through network expansion and expanded capabilities to optimally serve its customers.”

The transaction is subject to the approval of a majority of NTS’ shareholders, regulatory approvals, and other customary closing conditions, including the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act.  The merger agreement provides for a “go-shop” period of 30 days, during which the Company and its representatives may solicit alternative proposals. There can be no assurance that this process will result in a superior alternative proposal.  In addition, Mr. Nissenson has entered into a voting agreement in which he has agreed to vote all shares over which he has voting power in favor of the merger. If there is no superior alternative proposal, the transaction is expected to close in the first quarter of 2014.

Oberon Securities LLC is serving as NTS’ financial advisor. Olshan Frome Wolosky LLP is acting as counsel for the Special Committee and Sichenzia Ross Friedman Ference LLP as counsel for the Company.  Weil, Gotshal & Manges LLP is acting as Tower Three’s legal advisor.

About NTS, Inc.

NTS is a provider of high speed broadband services, including internet access, digital cable TV programming and local and long distance telephone service to residential and business customers in northern Texas and southeastern Louisiana.  NTS' Fiber-To-The-Premise (FTTP) network provides one of the fastest internet connections available.  The Company currently has operations in Texas, Mississippi and Louisiana and also serves customers in Arizona, Colorado, Kansas, New Mexico and Oklahoma.  For the Company's website, please visit: www.ntscom.com.

About Tower Three Partners, LLC

Tower Three Partners is an operationally-oriented private equity firm that invests in a concentrated portfolio of U.S.-based middle market companies.  With long-term committed capital from major institutional investors, the firm targets equity investments of $50M to $150M.  Alongside management, Tower Three prioritizes and implements transformative improvements in growth, strategy, operations and/or capital structure to significantly increase business performance.

This press release contains forward-looking statements. The words or phrases "would be," "will allow," "intends to," "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project," or similar expressions are intended to identify "forward-looking statements." NTS' financial and operational results reflected above should not be construed by any means as representative of the current or future value of its common stock. All information set forth in this news release, except historical and factual information, represents forward-looking statements. This includes all statements about the Company's plans, beliefs, estimates and expectations. These statements are based on current estimates and projections, which involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. These risks and uncertainties include issues related to: rapidly changing technology and evolving standards in the industries in which the Company and its subsidiaries operate; the ability to obtain sufficient funding to continue operations, maintain adequate cash flow, profitably exploit new business, license and sign new agreements; the unpredictable nature of consumer preferences; and other factors set forth in the Company's most recently filed annual report and registration statement. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management's analysis only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof. Readers should carefully review the risks and uncertainties described in other documents that the Company files from time to time with the U.S. Securities and Exchange Commission.

Contact Details:

Investor Relations Contact John G. Nesbett/Jennifer Belodeau Institutional Marketing Services (IMS) Tel: 1.203.972.9200. E-mail: jnesbett@institutionalms.com	Company Contact Niv Krikov, CFO Tel: 1.806.771.1181 E-mail: niv@ntscominc.com